Exhibit 99.1

Contacts Media Peter Dworkin 650.554.2479 dworkipg@appliedbiosystems.com

Investors Linda Greub 650.554.2349 greublm@appliedbiosystems.com	European Media and Investors David Speechly, Ph.D. (+) 44.162.273.9150 speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS ANNOUNCES THE RETIREMENT OF
MICHAEL W. HUNKAPILLER
CATHERINE M. BURZIK NAMED PRESIDENT

FOSTER CITY, CA – August 23, 2004–Applera Corporation today announced that Michael W. Hunkapiller, Ph.D., Senior Vice President and President of its Applied Biosystems Group (NYSE: ABI), has decided to retire, effective immediately. At the same time, the company announced the promotion of Catherine M. Burzik, formerly Executive Vice President and Chief Operating Officer of Applied Biosystems, to the position left by Dr. Hunkapiller.

Tony L. White, Chief Executive Officer, Applera Corporation, said, “The Company is indebted to Mike for his many pioneering contributions over the past two decades. He embodies the inventiveness that characterizes Applied Biosystems, and I speak on behalf of our entire team in thanking him for facilitating much of our success. On a larger scale, I have little doubt that history will record Mike as a key enabler of the overall life sciences revolution.”

Mr. White continued, “Cathy Burzik joined us in September 2003 from Johnson & Johnson (NYSE: JNJ) where she was President of their Ortho-Clinical Diagnostics business. Cathy has extensive operating experience in running complex global businesses, and we look forward to her leadership and contributions to Applied Biosystems going forward. Since joining Applied Biosystems, Cathy has done an excellent job of managing operations and leading a strategic and operational analysis of Applied Biosystems with a focus on strengthening operating performance and identifying future growth opportunities.”

Ms. Burzik assumes responsibility for Applied Biosystems during a time of change, challenge, and opportunity in the life sciences. Scientists today are utilizing information available as a result of the mapping of the human genome to better understand the interaction of genes, proteins, and disease and to study response to drug therapy based on individual genetic makeup. Pharmaceutical companies are working to capitalize on these insights to improve the output and efficiency of their drug discovery and development programs.

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“Applied Biosystems has an excellent record of providing innovative research tools for the life sciences, a strong history of financial growth and profitability, and a talented and hardworking group of employees. We are deeply grateful to Mike Hunkapiller for his vision and leadership in building the Applied Biosystems business. I look forward to strengthening this solid foundation and am committed to continue to bring innovative products to the marketplace that will enable life scientists to make discoveries that will improve the human condition. As we formulate our strategic vision for the years ahead, I am confident of Applied Biosystems’ continued success,” said Ms. Burzik.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) uncertain ability to execute successfully a management transition and a new organizational structure; and (3) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.